UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

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AIRGAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GOVERNANCE OF THE COMPANY
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
SECURITY OWNERSHIP
REPORT OF THE AUDIT COMMITTEE
PROPOSAL TO APPROVE AN AMENDMENT TO THE 1997 DIRECTORS’ STOCK OPTION PLAN (Proposal 2)
PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)
STOCKHOLDER PROPOSALS FOR
NEXT ANNUAL MEETING
DIRECTOR INDEPENDENCE STANDARDS
1997 DIRECTORS’ STOCK OPTION PLAN
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS, August 4, 2004

Radnor Court
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5283

June 28, 2004

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Wednesday, August 4, 2004, at 11:00 a.m., Eastern Daylight Time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company’s operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

     To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

     I hope you will attend the Annual Meeting.

Sincerely,

Peter McCausland
Chairman and Chief Executive Officer

AIRGAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 4, 2004

TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of Airgas, Inc. (the “Company”), a Delaware corporation, will be held on Wednesday, August 4, 2004, at 11:00 a.m., Eastern Daylight Time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania 19103, for the following purposes:

     1. To elect three Directors of the Company.

     2. To vote upon a proposal to approve an amendment to the 1997 Directors’ Stock Option Plan.

     3. To vote upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Stockholders of record at the close of business on June 21, 2004, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

By Order of the Board of Directors,

Dean A. Bertolino
Vice President, General Counsel and Secretary

Radnor, Pennsylvania
June 28, 2004

     The Company’s Annual Report for the fiscal year ended March 31, 2004, accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

AIRGAS, INC.

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on August 4, 2004.

     Stockholders of record at the close of business on June 21, 2004, will be entitled to vote at the Annual Meeting. At the close of business on June 21, 2004, 76,924,992 shares of the Company’s $0.01 par value common stock (“Common Stock”) were outstanding and entitled to vote. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company’s stockholders on or about June 28, 2004.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless record holders indicate otherwise on their proxy cards, their shares will be voted FOR each of the Company’s proposals 1, 2 and 3, and at the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. Shares held by brokers for beneficial owners will be voted as described below. The Board of Directors unanimously recommends that you vote to approve each of the Company’s proposals.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business, but are not counted as shares voted in favor of a proposal and therefore have the effect of a vote against proposals 2 and 3. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange (the “NYSE”). In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non-vote.” A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote is required for approval of the proposal.

     The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Approval of the amendment to the 1997 Directors’ Stock Option Plan (Proposal 2) and ratification of the selection of the Company’s independent registered public accounting firm (Proposal 3) require the approval of a majority of the outstanding shares of Common Stock present and entitled to vote at the meeting. In addition, to satisfy the listing requirements of the NYSE, the amendment to the 1997 Directors’ Stock Option Plan must be approved by a majority of votes cast on the Proposal at the meeting, provided that the total votes cast represent greater than 50% of the shares entitled to vote on the Proposal. Under the NYSE rules, brokers may not vote shares on Proposal 2 absent instructions from the stockholders. Without stockholder instructions, a broker non-vote will occur. Brokers are not precluded from voting on Proposal 3, and therefore there will be no broker non-votes on that proposal.

     The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by some of the officers and other employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. The Company has also retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies at an anticipated fee of $6,500 plus out-of-pocket expenses.

GOVERNANCE OF THE COMPANY

Corporate Governance Commitment

     The Company’s Board of Directors believes strongly that good corporate governance accompanies and greatly aids the Company’s long-term business success. This success has been the direct result of the Company’s key business strategies and the highest business standards. The Board strongly supports these key strategies, advising on design and implementation, and seeing that they guide the Company’s operations. To accomplish its strategic goals, the Company has, consistently over many years, developed and followed a program of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, and its Governance and Compensation Committee is responsible for reviewing and reassessing the Guidelines on an annual basis and making recommendations to the Board concerning changes to the Guidelines. The Guidelines are published on the Company’s website at www.airgas.com. The Guidelines address the following matters.

Board Independence and Expertise

     Board and Committee Independence

     The Board of Directors is composed of independent outside directors, with the exception of the Chief Executive Officer. The committees of the Board are also composed of independent outside directors, with the exception of the Executive Committee, of which the Chief Executive Officer is a member.

     The Board of Directors has determined that the following directors and nominee for director, comprising all of the directors and nominees other than the Chief Executive Officer, are “independent” under the listing standards of the NYSE: William O. Albertini; W. Thacher Brown; Frank B. Foster, III; James W. Hovey; Paula A. Sneed; David M. Stout; Lee M. Thomas; Robert L. Yohe; and Richard C. Ill. In order to assist the Board in making this determination, the Board has adopted “Director Independence Standards,” which are attached hereto as Exhibit A. These standards identify material relationships that a director may have with the Company that would interfere with the director’s ability to exercise independent judgment. Each of the directors and the nominee identified above meets the standards set forth in the Director Independence Standards.

     Board Membership Criteria

     As the composition of the Board of Directors exemplifies, the Company values experience in business, educational achievement, moral and ethical character, diversity, skills, accountability and integrity, financial literacy, high performance standards and industry knowledge. The Governance and Compensation Committee is responsible for screening, selecting and recommending to the Board candidates for election as directors.

     Audit Committee Independence

     The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee meets the independence requirements of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Audit Committee regularly holds separate executive sessions with (i) the Company’s independent registered public accounting firm, without management present, (ii) the Company’s Chief Financial Officer and (iii) the Company’s chief internal auditor.

Director Nomination Process

     The Governance and Compensation Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board of Directors, which is a part of the Company’s Corporate Governance Guidelines, which can also be found on the Company’s website. These criteria describe specific traits, abilities and experience that the Governance and Compensation Committee and the Board look for in determining candidates for election to the Board. The Governance and Compensation Committee considers suggestions from many sources, including stockholders, regarding possible candidates for directors. Such suggestions, together with a complete description of the nominee’s qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person’s ownership of the Company’s stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of the Company at 259 North Radnor-Chester Road, Suite 100, Radnor Pennsylvania 19087-5283 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by stockholders are evaluated by the Governance and Compensation Committee in the same manner as are other possible candidates.

     In addition to making suggestions to the Governance and Compensation Committee for the selection of nominees as described above, under the By-Laws, stockholders are also entitled to nominate persons for election as directors only if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

Charters, Code of Ethics and Business Conduct Policy

     In addition to the Corporate Governance Guidelines, the Company maintains the following to support its corporate governance policies:

     Charters for Board Committees

     In 2003, the Governance and Compensation Committee and the Audit Committee, under the leadership of the respective committee chairs, reviewed their charters and recommended to the Board that revised charters be adopted. The Board adopted the revised charters reflecting the increased authority and responsibilities of the committees under new corporate governance rules adopted by the SEC and the NYSE.

     Code of Ethics and Business Conduct Policy

     The Board sponsors the Company’s Code of Ethics and the Business Conduct Policy, which ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Company’s General Counsel oversees compliance with the Code of Ethics and Business Conduct Policy. The Company’s Code of Ethics is available on the Company’s website at www.airgas.com. All of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer and Controller, are required to comply with the Code of Ethics and the Business Conduct Policy. They cover all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of Company assets and reporting illegal or unethical behavior. The Code of Ethics describes the Company’s procedures to receive, retain and address complaints regarding accounting, internal controls and auditing matters, and other illegal or unethical behavior.

Directors are Stockholders

     Meaningful Director Stock Ownership

     Board members are expected to develop a meaningful ownership position in Company stock. For more information on director stock ownership, please see the table included in “Security Ownership” on page 21. Board members receive stock options each year as a significant component of their overall compensation.

Direct Access to Management and Independent Advisors

     The Company provides directors with complete access to management. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand, irrespective of seniority, which allows dialogue to develop between directors and management. The Board and each of the Audit Committee and the Governance and Compensation Committee have the right to consult with and retain independent legal and other advisors at the Company’s expense.

Ensuring Management Accountability

     Performance-Based Compensation

     The Company has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the Governance and Compensation Committee Report on Executive Compensation included herein, the Governance and Compensation Committee adheres to this pay-for-performance philosophy, and stock-based incentives constitute a significant component of senior management’s overall compensation.

     CEO Evaluation Process

     The non-management members of the Board conduct an annual evaluation of the CEO’s performance and compensation. The CEO is evaluated against the goals set each year, including both objective measures and subjective criteria consistent with, and in furtherance of, the Company’s strategic goals and initiatives. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis. The non-management members of the Board meet in executive session to review the CEO’s performance.

Functioning of the Board

     Directorship Limits

     To devote sufficient time to properly discharge their duties, no director may serve on more than three other boards of public companies. Recognizing the value of continuity of directors who have experience with the Company, there are no limits on the number of terms for which a director may hold office. Directors are required to resign from the Board by the date of the annual meeting of stockholders in the year in which the director has his or her seventieth birthday.

     Attendance at Board and Stockholder Meetings

     Directors are expected to attend all meetings of the Board and Committees on which they serve and annual stockholder meetings. Each director attended 100 percent of the meetings of the Board and the Committees on which they served in fiscal 2004, except for one director who was unable to attend one Committee meeting during the fiscal year due to illness. All of the directors attended the last Annual Meeting.

     Executive Sessions; Stockholder Communications with the Board

     The Board holds two regularly scheduled executive sessions each year where non-management directors meet without management participation. In the event that one or more of the non-management directors do not qualify as independent directors, the Board will also hold at least one meeting each year of the independent directors. Interested persons may communicate directly and confidentially with the non-management directors by writing to the Acting Chairperson, Non-Management Directors, Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvannia 19087-5283. Each year, the Board selects the Acting Chairperson of the non-management directors who will preside at the executive sessions of the Board and with whom stockholders wishing to communicate with the non-management directors may communicate.

Assessing the Board’s Performance

     Board Evaluation Process

     The Board of Directors conducts an annual evaluation of itself and its committees. The directors first evaluate overall Board performance against certain criteria that the Board has determined are important to its success. These include financial oversight, succession planning, compensation, corporate governance, strategic planning and Board structure and role. The Board then reviews the results of the evaluation and discusses what, if any, action should be taken to improve its performance.

ELECTION OF DIRECTORS
(Proposal 1)

     The By-Laws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.

     The names and biographical summaries of the three persons who have been nominated to stand for election at the 2004 Annual Meeting and the remaining directors whose terms are continuing until the 2005 or 2006 Annual Meetings appear below. W. Thacher Brown and Peter McCausland were elected by the stockholders at the 2001 meeting and Richard C. Ill has been nominated to serve as a director to fill the position held by Frank B. Foster, III, who has reached the mandatory retirement age and will be retiring at the Annual Meeting. They have been nominated to serve as directors for a term expiring at the 2007 Annual Meeting. Of the continuing directors, Lee M. Thomas and Robert L. Yohe were elected by the stockholders at the 2002 Annual Meeting and William O. Albertini was elected by the stockholders at the 2003 meeting and their terms continue until the 2005 Annual Meeting, and James W. Hovey, Paula A. Sneed and David M. Stout were elected by the stockholders at the 2003 Annual Meeting and their terms continue until the 2006 Annual Meeting.

     All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance and Compensation Committee to the Board of Directors.

     The Board of Directors recommends that you vote FOR the election of Mr. Brown, Mr. McCausland and Mr. Ill.

     Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing until the 2005 and 2006 Annual Meetings.

Nominees for Election for Terms Expiring at the 2007 Annual Meeting:

W.Thacher Brown	Mr. Brown, age 56, has been the Chairman, President and a director of 1838 Investment Advisors, LLC, an investment management company, since July 1988, President of 1838 Investment Advisors Funds since 1995, President of MBIA Asset Management, LLC since 1998 and a director of MBIA Insurance Company since 1999. He is a director of the 1838 Bond Debenture Trading Fund Inc., the 1838 Investment Advisors Funds, The Harleysville Group, Inc. and The Harleysville Mutual Insurance Company, and was a Senior Vice President and a director of Drexel Burnham Lambert Incorporated for more than four years prior to 1988. Mr. Brown also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc., as a director of the Fox Chase Cancer Center and as a director and Vice Chair of the Pennsylvania Horticultural Society. Mr. Brown has been a director of the Company since 1989.

Peter McCausland	Mr. McCausland, age 54, has been a director of the Company since June 1986, the Chairman of the Board and Chief Executive Officer of the Company since May 1987, President from June 1986 to August 1988, from April 1993 to November 1995 and from April 1997 to January 1999. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and the International Oxygen Manufacturers Association, Inc. and as a member of the Board of Trustees of Eisenhower Fellowships, Inc.

Richard C. Ill	Richard C. Ill, age 61, has been President and Chief Executive Officer and a director of Triumph Group, Inc., a company that designs, manufactures, repairs and overhauls aircraft and industrial gas turbine components, since 1993. Mr. Ill serves as a director of P.H. Glatfelter Company and is a member of the board of governors of The Aerospace Industry Association and the advisory board of Outward Bound, USA.

Directors Serving for Terms Expiring at the 2005 Annual Meeting:

William O. Albertini	Mr. Albertini, age 60, served as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc. from September 1997 until his retirement in April 1999. From January 1991 until August 1997, Mr. Albertini served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. and, from 1995 to 1997, he served as a member of its Board of Directors. In addition, Mr. Albertini is a director of Triumph Group, Inc., Charming Shoppes, Inc. and BlackRock, Inc. He also serves as a director of Midwest Independent System Operator, Inc., and as a trustee of the Weller Foundation.

Lee M. Thomas	Mr. Thomas, age 60, is the President and Chief Operating Officer of Georgia-Pacific Corporation. Mr. Thomas has held this and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas also serves as a member of the Board of Directors of Georgia-Pacific Corporation. Mr. Thomas has served as a director of the Company since 1998.

Robert L. Yohe	Mr. Yohe, age 68, is a private investor, corporate director and advisor. He was Vice Chairman of Olin Corporation and a member of its Board of Directors until 1994. Mr. Yohe is a director of Calgon Carbon Corporation, Marsulex Inc. and The Middleby Corporation. He is also a trustee of Lafayette College. Mr. Yohe has served as a director of the Company since 1994.

Directors Serving for Terms Expiring at the 2006 Annual Meeting:

James W. Hovey	Mr. Hovey, age 58, is President of The Fox Companies, a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. In conjunction with The Fox Companies, Mr. Hovey is also currently involved in start-up business ventures, including sales forecasting software and fitness and healthcare. Mr. Hovey also serves as a member of the Advisory Board of the Wharton School Real Estate Center, a member of the Board of Trustees of Eisenhower Fellowships, Inc., and a director of the Philadelphia Orchestra. Mr. Hovey has been a director of the Company since 1999.

Paula A. Sneed	Ms. Sneed, age 56, is Senior Vice President of Global Marketing Resources for Kraft Foods, Inc. Ms. Sneed was named to this position in January 2004. She is responsible for leading Kraft’s approximately 700-person Global Marketing Services organization that ensures world-class marketing, including advertising, media, promotions, marketing research, packaging, digital and interactive marketing, CRM and other marketing disciplines for more than 100 major food brands. Ms. Sneed joined General Foods Corporation (which later merged with Kraft Foods) in 1977, and has served in various executive positions since 1986. She also serves as a trustee of the Illinois Institute of Technology, Simmons College, Teach for America and the Chicago Children’s Museum. Ms. Sneed is also a member of the Board of The Charles Schwab Corporation. Ms. Sneed has been a director of the Company since 1999.

David M. Stout	Mr. Stout, age 50, has been President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations, since January 2003. Prior to that, he served as President, U.S. Pharmaceuticals from 1999 to January 2003. He served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham from October 1996 until 1998. Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout has been a director of the Company since 1999.

Board of Directors and Committees

     The Board of Directors held five meetings during the fiscal year ended March 31, 2004. The attendance by directors at these meetings was 100 percent. Each incumbent director attended all of the Board and Committee meetings that he or she was scheduled to attend, except for one director who was unable to attend one Committee meeting during the fiscal year due to illness.

     The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the fiscal year ended March 31, 2004, the Governance and Compensation Committee held three meetings, the Audit Committee held eight meetings, and the Finance Committee held four meetings.

     Executive Committee

     The members of the Executive Committee are W. Thacher Brown, Frank B. Foster, III and Peter McCausland. As authorized by Delaware law and the Company’s By-Laws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board of Directors. Historically, and in accordance with the policy of the Executive Committee, the Executive Committee has met infrequently and only in extraordinary circumstances.

     Governance and Compensation Committee

     The members of the Governance and Compensation Committee are David M. Stout, Lee M. Thomas and Robert L. Yohe. Each member of the Committee is independent from the Company and its management. The Committee’s primary responsibilities under the terms of its charter include:

•	Establishing qualifications for Board membership;

•	Interviewing and recommending candidates to fill new positions on the Board;

•	Reviewing candidates recommended by stockholders for positions on the Board;

•	Considering requests for waivers from the Code of Ethics for Board members and senior executives;

•	Recommending assignment of Board members to the committees;

•	Reviewing policies for Board compensation;

•	Reviewing and recommending changes to Board policies and procedures as they affect the organization and activities of the Board and its committees;

•	Making reports for consideration by the Board;

•	Considering matters of corporate governance, and reviewing, annually, the Corporate Governance Guidelines;

•	Reviewing succession plans for senior executive officers;

•	Conducting an annual evaluation of its performance and its charter;

•	Reviewing and approving corporate goals and objectives and evaluating, annually, the performance of the CEO and other officers in light of such goals and objectives;

•	Determining the compensation of the CEO based upon the evaluation of the performance of the CEO;

•	Approving senior executive compensation;

•	Reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans;

•	Administering, and approving and ratifying awards to senior executives under, the Company’s stock option and incentive compensation plans; and

•	Preparing a Compensation Committee Report for the annual proxy statement.

     The Committee may, in its sole discretion, engage director search firms or compensation consultants. The Committee also may consult with outside advisors to assist it in carrying out its duties to the Company.

     The Governance and Compensation Committee Charter, revised and approved by the Board of Directors in 2003, is available on the Company’s website at www.airgas.com.

     Audit Committee

     The members of the Audit Committee are Frank B. Foster, III, William O. Albertini and Paula A. Sneed. Each member of the Committee is independent from the Company and its management. In addition, the Board of Directors has determined that Mr. Foster and Mr. Albertini are each an “audit committee financial expert.” The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls, and compliance with laws and regulations. The Committee’s responsibilities under the terms of its charter include:

•	Meeting at least quarterly with management, the Company’s chief internal auditor and the independent registered public accounting firm in separate executive sessions;

•	Assessing the integrity of the Company’s financial reporting process and system of internal controls through discussions with management, the internal auditors and the independent registered public accounting firm;

•	Selecting and appointing, and recommending for ratification by the stockholders, an accounting firm to serve as the Company’s independent registered public accounting firm;

•	Setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	Establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approve the performance of such services;

•	Assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;

•	Reviewing an annual report from the independent registered public accounting firm describing its internal quality control procedures and any material issues raised by the most recent internal or peer review of the independent registered public accounting firm;

•	Reviewing with management and the independent registered public accounting firm the adequacy and effectiveness of the internal audit function;

•	Providing an avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board of Directors;

•	Reviewing with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Reviewing the Company’s earnings releases;

•	Discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters;

•	Retaining independent counsel and other advisors as necessary to fulfill its responsibilities;

•	Conducting an annual evaluation of its performance and its charter;

•	Recommending to the Board of Directors that the audited financial statements be included in the Company’s annual report to stockholders; and

•	Preparing the Report of the Audit Committee included in the annual proxy statement pursuant to Item 306 of Regulation S-K.

The Report of the Audit Committee for the 2004 fiscal year appears on page 23 of this Proxy Statement. A copy of the Audit Committee Charter, revised and approved by the Board of Directors in 2004, can be found on the Company’s website at www.airgas.com.

     Finance Committee

     The members of the Finance Committee are W. Thacher Brown, James W. Hovey and Lee M. Thomas. The purpose of the Committee is to review, advise and make recommendations on the financial affairs, policies and programs of the Company. The Committee meets periodically, but not less than four times per year, to review financial issues of the Company, including the following: capital structure; policies regarding dividends, stock splits and stock repurchases; current and projected capital requirements and the issuance of debt and equity securities; credit agreements and major changes thereto and borrowings and financings of every nature; insurance programs and practices for managing insurable risks; and strategic and business planning processes.

Compensation of Directors

     Directors who are not employees of the Company are paid an annual retainer of $12,000 plus a fee of $1,500 for each Board or Committee meeting attended, and are entitled to participate in the 1997 Directors’ Stock Option Plan (the “Directors’ Plan”).

     In order to closely align the interests of directors with those of stockholders, a majority of the directors’ compensation is in the form of stock options. The number of options granted is determined annually by the Governance and Compensation Committee. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant, and each option is exercisable immediately and has a term of 10 years. On July 29, 2003, each Board member was granted 7,500 options with an exercise price of $18.98 per share.

     The Chairmen of the Governance and Compensation Committee and the Finance Committee also receive an additional $3,000 annual retainer, and the Chairman of the Audit Committee receives an additional $5,000 annual retainer. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company is aware of one ten percent stockholder, who is also an officer and director, and his spouse.

     Based solely on its review of the copies of the forms received by it with respect to the 2004 fiscal year, or written representations from certain reporting persons, the Company believes that all of its officers and directors complied with all filing requirements applicable to them.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation earned during the fiscal years ended March 31, 2004, 2003 and 2002 by the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers based on salary and bonus earned during the 2004 fiscal year.

Summary Compensation Table

Annual Compensation					Long Term Compensation
				Other Annual	Securities	All Other
Name and Principal	Fiscal			Compensation	Underlying	Compensation
Position	Year	Salary($)	Bonus($)	($)(1)	Options(#)	($)
Peter McCausland	2004	600,000	650,000	(1)	115,000	2,267	(2)
Chairman and	2003	600,000	570,000		125,000	3,602
Chief Executive Officer	2002	600,000	750,000		150,000	6,600

Glenn M. Fischer	2004	444,675	165,651	(1)	50,000	4,134	(3)
President and Chief	2003	439,379	205,662		50,000	5,707
Operating Officer	2002	423,500	253,042		60,000	3,394

Roger F. Millay	2004	286,493	112,090	(1)	27,600	4,134	(4)
Senior Vice President	2003	283,081	132,502		29,900	5,336
and Chief Financial	2002	272,848	163,028		40,000	8,621
Officer

B. Shaun Powers	2004	249,000	103,958	(1)	20,800	3,347	(5)
Division President-	2003	246,750	107,506		22,500	3,955
East	2002	240,000	119,900		—	188

Ted R. Schulte	2004	248,855	65,636	(1)	20,800	4,134	(6)
Division President-	2003	245,890	103,648		22,500	5,658
Gas Operations	2002	237,002	142,523		30,000	8,593

(1)	Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.

(2)	Consists of $2,133 of employer matching contributions under the Company’s 401(k) Plan, and the value of life insurance premiums of $134 paid for the benefit of Mr. McCausland.

(3)	Consists of $4,000 of employer matching contributions under the Company’s 401(k) Plan, and the value of life insurance premiums of $134 paid for the benefit of Mr. Fischer.

(4)	Consists of $4,000 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Millay.

(5)	Consists of $3,213 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Powers.

(6)	Consists of $4,000 of employer matching contributions under the Company’s 401(k) Plan and the value of life insurance premiums of $134 paid for the benefit of Mr. Schulte.

Option Grants During 2004 Fiscal Year

     The following table provides information related to options granted to the named executive officers during the 2004 fiscal year. The Company does not have any outstanding stock appreciation rights.

					Potential Realization of
					Annual Rates of Stock
					Price Appreciation or
Individual Grants					Option Term(1)
		% of Total
	No. of Securities	Options Granted
	Underlying Options	to Employees in	Exercise	Expiration
Name	Granted (#)(2)	Fiscal Year	Price ($/Sh)	Date	5%($)(3)	10%($)(3)
Peter McCausland	115,000	10.4%	19.22	5/12/2013	1,390,046	3,522,649

Glenn M. Fischer	50,000	4.5%	19.22	5/12/2013	604,368	1,531,587

Roger F. Millay	27,600	2.5%	19.22	5/12/2013	333,611	845,436

B. Shaun Powers	20,800	1.9%	19.22	5/12/2013	251,417	637,140

Ted R. Schulte	20,800	1.9%	19.22	5/12/2013	251,417	637,140

(1)	These amounts, based on assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(2)	Represents options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning on the first anniversary of the date of their grant.

(3)	No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $930 million and $2.4 billion, respectively, and the aggregate value of the named executive officers’ appreciation will be approximately 0.3% of the total stockholders’ appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 76.9 million shares of Common Stock outstanding and entitled to vote on June 21, 2004 and a price of $19.22 per share, the weighted average exercise price of options granted in fiscal year 2004 referred to in the table above.

Aggregated Option Exercises During 2004 Fiscal Year
and Fiscal Year-End Option Values

     The following table provides information related to employee options exercised by the named executive officers during the 2004 fiscal year and the number and value of such options held at fiscal year-end.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares Acquired	Value	at Fiscal Year-End(#)		at Fiscal Year-End($)(2)
Name	on Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter McCausland	272,000	3,182,400	670,486	321,250	6,158,678	2,203,075

Glenn M. Fischer	-0-	-0-	155,000	155,000	2,059,175	1,195,925

Roger F. Millay	-0-	-0-	72,975	77,775	912,631	533,250

B. Shaun Powers	-0-	-0-	24,375	43,925	294,075	212,989

Ted R. Schulte	-0-	-0-	67,000	58,925	786,815	407,327

(1)	Represents the difference between the option exercise price and the market value on the date of exercise.

(2)	Value based on the closing price of $21.30 per share on March 31, 2004, less the option exercise price.

Equity Compensation Plan Information

     The following table sets forth information about the shares of the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under the 1997 Stock Option Plan, the 1997 Directors’ Stock Option Plan, the Amended and Restated 1984 Stock Option Plan, the 1989 Non-Qualified Stock Option Plan for Directors and the 2003 Employee Stock Purchase Plan (“2003 ESSP”), which were approved by the stockholders, as well as shares that may be issued under warrants that were issued to a consultant, which were not approved by the stockholders.

	(a)	(b)	(c)
			Number of securities remaining
	Number of securities to	Weighted-average exercise	available for future issuance
	be issued upon exercise	price of outstanding	under equity compensation plans
	of outstanding options,	options, warrants and	(excluding securities reflected in
Plan Category	warrants and rights	rights	column (a)
Equity compensation plans approved by security holders(1)(2)	8,126,403	$13.63	3,878,183

			1,339,584	ESPP shares

Equity compensation plans not approved by security holders	324,000(3)	$14.81	-0-

Total	8,450,403	$13.68	5,217,767

(1)	The Directors’ Plan, designed to provide equity compensation to directors of the Company who are not employees of the Company, authorizes the granting of stock options and restricted stock awards. As of March 31, 2004, no restricted stock awards have been granted under the Directors’ Plan. Restricted stock awards under the Directors’ Plan cannot exceed 100,000 shares in the aggregate, and restricted stock awards under the 1997 Stock Option Plan and the Directors’ Plan in any calendar year may not exceed, in the aggregate, 0.5% of shares of Common Stock of the Company issued and outstanding on any date of grant.

(2)	The 1997 Stock Option Plan (the “1997 Plan”), designed to provide equity compensation to certain employees and independent contractors of the Company, authorizes the granting of stock options and restricted stock awards. As of March 31, 2004, no restricted stock awards have been granted under the 1997 Plan. Restricted stock awards granted under the 1997 Plan cannot exceed 1,000,000 shares in the aggregate, and restricted stock awards under the 1997 Plan and the Directors’ Plan in any calendar year may not exceed, in the aggregate, 0.5% of shares of Common Stock of the Company issued and outstanding on any date of grant.

(3)	Includes shares issuable upon exercise of warrants granted to an outside consulting firm for services rendered to the Company (the warrants have a term of three years from the date of grant and have exercise prices in excess of the fair market value on the date of grant, ranging from $11.98 to $18.78 per share).

Deferred Compensation Plan

     During the 2004 fiscal year, the Company offered eligible employees the opportunity to participate in the Company’s Deferred Compensation Plan. Under the plan, an eligible employee could elect to defer a specified percentage of his or her annual salary and/or bonus, and a director could elect to defer his or her annual compensation, by making a timely deferral election. Participants could choose to have amounts credited to a retirement account, to provide funds to the participant after retirement, and/or an in-service account, to provide funds to the participant while still employed by, or serving as a director of, the Company. Participants made elections as to how their deferred amounts would be deemed invested among several options available under the plan. The participant’s accounts were credited with earnings, gains and losses as if the amounts were actually invested in accordance with the participant’s investment elections. The Company’s obligations under the plan are unsecured general obligations to pay the compensation in the future in accordance with the terms of the plan. In May 2004, the Board of Directors authorized the discontinuance of further deferrals by participants under the plan after May 31, 2004 and the subsequent termination of the plan.

Termination of Employment and Change of Control Arrangements

     The Company has entered into “change-of-control” agreements (“Change-of-Control Agreements”) with Mr. McCausland, Mr. Fischer, Mr. Millay, Mr. Powers, Mr. Schulte and seven other key management personnel. The terms of the agreements are consistent with similar agreements used in other major U.S. public corporations and provide salary and benefit continuation if the executive is terminated upon a change-of-control. A change-of-control is defined to include events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of the Company’s then outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of the Company’s then outstanding securities. Under the Change-of-Control Agreements, following the executive’s termination, he or she would be entitled to a lump sum payment equal to one to three times (depending upon the executive) the executive’s annual base salary at the time of termination, plus the executive’s potential bonus amount for the fiscal year in which the change-of-control occurred. The executive’s health and welfare benefits would also continue for two or three years, depending upon the executive, and the executive would be vested in all stock options and restricted stock. The cash and non-cash amounts payable under the Change-of-Control Agreements and under any other arrangements with the Company are limited to the maximum amount permitted without the imposition of an excise tax under the Internal Revenue Code. Generally, this would limit an executive’s lump sum payment to 2.99 times the executive’s average annual compensation for the preceding five years.

     In addition, under an arrangement entered into in 1992, in the event of the termination of Mr. McCausland’s employment for any reason including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options, subject to the above limitation of 2.99 times average annual compensation. The limitation under Mr. McCausland’s Change-of-Control Agreement would reduce the amount payable under his 1992 arrangement to the extent that the aggregate lump sum payments under the Change-of-Control Agreement and the 1992 arrangement exceed 2.99 times his average annual compensation for the preceding five years.

Certain Relationships and Related Transactions

     Since the beginning of its last fiscal year, the Company has not engaged in any transaction or series of similar transactions, or any proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party (1) in which the amount involved exceeds $60,000 and (2) in which any of the Company’s directors, nominees for director, executive officers or beneficial owners of more than 5% of its Common Stock, or members of the immediate families of those individuals, had or will have, a direct or indirect material interest.

     The Company does have business relationships with corporations or other organizations in which a director, nominee for director or executive officer of the Company may also be a director, executive officer, investor or trustee, or have some other similar direct or indirect relationship with the other corporation or organization. For example, the Company provides goods and services to companies such as Georgia-Pacific Corporation (of which Lee M. Thomas, a director of the Company, is President and Chief Operating Officer), GlaxoSmithKline (of which David M. Stout, a director of the Company, is President, Pharmaceuticals) and Kraft Foods, Inc. (of which Paula A. Sneed, a director of the Company, is Senior Vice President of Global Marketing Resources). In all instances, including those described above, the Company enters into these arrangements in the ordinary course of business and each party provides to or receives from the other the relevant goods and services on a non-exclusive basis at arms-length negotiated rates. In addition, none of the Company directors was directly involved with the negotiation or consummation of any such arrangement. While any revenue, profits or other aspects of a business relationship with the Company may, of course, affect the individual’s overall compensation or value of his or her investments in the other corporation or organization, the Company does not believe that in any of these cases the relevant Company director receives or has received any compensation from the other corporation that is directly linked to the Company-related business arrangement. None of these arrangements is material to the Company or the other corporation or organization involved, and the Company does not believe that any indirect interest that a Company director may have with respect to such an arrangement is material.

     In October 2000, the Company extended a loan to Mr. Fischer in the amount of $150,000 in connection with his relocation when he joined the Company. The loan was evidenced by a note bearing interest at an annual rate of 61/4% and providing for the payment of principal and interest in June 2003. The highest outstanding amount of the loan, including principal and accrued interest, during fiscal 2004 was $177,010. The loan was repaid in full by Mr. Fischer in June 2003.

GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

     The Governance and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Governance and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs. The Committee is composed of three independent non-employee directors. Following review and approval by the Governance and Compensation Committee, all issues pertaining to executive compensation (other than the granting of stock options or restricted stock awards under the Company’s stock option plans and the establishment of performance goals under the Company’s management bonus plans) are submitted to the full Board of Directors for approval.

     Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company’s operating subsidiaries, should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and towards the award of stock options to a relatively broad level of operating management associates.

Compensation Principles

     The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

•	Rewards executives for long-term strategic management and the enhancement of stockholder value through the award of stock options as a significant percentage of total compensation;

•	Integrates compensation programs with both the Company’s annual and longer-term strategic planning and measurement processes; and

•	Provides flexibility in order to maximize local autonomy, which the Company views as an important element of its success.

Executive Compensation Program

     The total compensation program consists of both cash and equity-based compensation. The annual compensation consists of a base salary and an annual bonus under the Company’s management bonus plans. Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building sales, profitability and shareholder value. Periodically, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales. The comparison group includes companies in the specialty chemicals industry plus distribution companies outside of the Company’s industrial classification. The Committee includes companies outside of the Company’s industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance, and total compensation levels generally are comparable to the median total compensation levels paid at companies in the comparison group. The individual’s performance is measured against specific management objectives, such as sales, EBITDA, operating profits, return on capital, safety targets, programs for training and development of personnel and sales and marketing programs.

     In addition to salary, there is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are “at risk,” meaning that the ultimate value of the compensation depends on such factors as Company financial performance, individual performance and stock price. This at-risk portion of the Company’s executive compensation generally ranges from approximately 42% to 71% of total compensation. Awards for executive officers varied with a combination of the Company’s achievement of return on capital and earnings goals and were then adjusted up or down for the executive’s achievement of specified objectives and individual job performance. The objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company’s compensation principles described above to determine base salaries and bonuses.

     Long-term incentives are provided through the grant of stock options. The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company’s stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. In determining the total number of options to be granted, the Committee considers the percentage dilution of the grants and the value of the options using the Black-Scholes method. The size of the individual option grants is generally based upon position level. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures, exercising subjective judgment and discretion in view of these measures and the Company’s general policies. During fiscal 2004, the value of options granted was generally between 18% and 39% of an executive officer’s total compensation. Through grants of stock options, the objective of aligning executive officers’ long-range interests with those of the stockholders is met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Company strongly encourages senior management and executive officers to hold a meaningful equity interest in the Company, and, accordingly, has established stock ownership guidelines for such employees. The Company believes that such ownership better aligns the interests of management and stockholders. During fiscal 2004, executive officers could also participate in the Company’s Deferred Compensation Plan, under which the executive could elect to defer a portion of his or her salary and bonus, the Company’s 401(k) Plan, which includes Company matching contributions, and the Company’s Employee Stock Purchase Plan, which generally permits eligible employees to purchase shares of the Company’s Common Stock at a 15% discount from the market price.

Chief Executive Officer Compensation

     The Governance and Compensation Committee reviewed the Chief Executive Officer’s compensation for fiscal year 2004 and determined that his base salary would be $600,000. This base salary approximates the median level of chief executive officers of the comparison group of companies and is consistent with the Company’s objective of paying a higher level of compensation through its at-risk bonus and stock option programs. A fiscal year 2004 bonus of $650,000 was awarded to the Chief Executive Officer. This was determined based on the Company’s performance in attaining certain pre-established levels of objective earnings performance targets as set forth in the 2004 Executive Bonus Plan, and certain other operating objectives. In determining the number of shares to be awarded as stock options, the Committee considered the executive compensation paid by the comparison group of companies and the Chief Executive Officer’s performance.

Deductibility

The Committee’s policy is to pursue a compensation strategy which is performance-based, minimizing the non-deductibility of compensation for the Company’s executive officers under Section 162(m) of the Internal Revenue Code, while maintaining the flexibility of its compensation programs to attract and retain highly qualified executives in a competitive environment. Accordingly, the Committee may award non-deductible compensation when necessary to enable the Company to meet its overall objectives.

Governance and Compensation Committee

Robert L. Yohe, Chairman
David M. Stout
Lee M. Thomas

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Below is a graph comparing the yearly change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the S&P MidCap 400 Chemicals Index and the S&P MidCap 400 Index for the period of five years commencing April 1, 1999 and ended March 31, 2004.

     The Company has approved the use of the S&P MidCap 400 Chemicals Index and the S&P MidCap 400 Index for purposes of this performance comparison because the Company is a component of the indices and they include companies of similar size to that of the Company.

Airgas, Inc.

Comparison of Five Year Cumulative Total Return

	March 31	1999	2000	2001	2002	2003	2004
t	Airgas	100	99.25	94.09	240.00	221.01	256.47
m	S&P MidCap 400
	Chemicals	100	102.68	105.92	136.11	100.96	132.49
■	S&P MidCap 400	100	138.09	128.48	152.74	116.92	174.33

The graph above assumes that $100 was invested on April 1, 1999, in Airgas, Inc. Common Stock, the S&P MidCap 400 Chemicals Index, and the S&P MidCap 400 Index.

SECURITY OWNERSHIP

     The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company’s Common Stock beneficially owned on March 31, 2004 (i) by each person who is the beneficial owner of more than 5% of the Common Stock; (ii) by each director and nominee for director; (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

	Amount and Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)		Shares Outstanding
Peter McCausland 1113 Brynlawn Road
Villanova, PA	11,016,734	(2)(3)(7)	14.8%

Bonnie F. McCausland 1113 Brynlawn Road Villanova, PA	10,210,437	(2)(4)	13.8%

William O. Albertini	27,500	(2)	*

W. Thacher Brown	164,750	(2)(5)	*

Frank B. Foster, III	89,850	(2)	*

James W. Hovey	66,750	(2)	*

Richard C. III(6)	-0	-	*

Paula A. Sneed	47,250	(2)	*

David M. Stout	45,250	(2)	*

Lee M. Thomas	51,250	(2)	*

Robert L. Yohe	83,750	(2)	*

Glenn M. Fischer	198,899	(2)	*

Roger F. Millay	112,157	(2)(7)	*

B. Shaun Powers	38,285	(2)	*

Ted R. Schulte	98,596	(2)(7)	*

	Amount and Nature of		Percentage of
Name of Beneficial Owner	Beneficial Ownership(1)		Shares Outstanding
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,841,800	(8)	6.6%

All directors and executive officers as a group (22 persons)	12,984,646	(2)(3)(4)(5)(6)(7)	17.1%

*	Less than 1% of the outstanding Common Stock

(1)	Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 2004.

(2)	Includes the following number of shares of Common Stock which may be acquired by certain directors, executive officers and five percent stockholders through the exercise of options which were exercisable as of March 31, 2004 or became exercisable within 60 days of that date: Mr. McCausland, 751,486 shares; Mrs. McCausland, 398,264 shares held for the benefit of her children; Mr. Albertini, 7,500 shares; Mr. Brown, 68,750 shares; Mr. Foster, 68,750 shares; Mr. Hovey, 44,250 shares; Ms. Sneed, 44,250 shares; Mr. Stout, 44,250 shares; Mr. Thomas, 50,250 shares; Mr. Yohe, 63,750 shares; Mr. Fischer, 195,000 shares; Mr. Millay, 105,100 shares; Mr. Powers, 35,200 shares; Mr. Schulte, 91,575 shares; and all directors and executive officers as a group, 2,527,250 shares.

(3)	Investment and/or voting power with respect to 10,205,558 of such shares are shared with, or under the control of, Mr. McCausland’s spouse, Bonnie McCausland, and other members of Mr. McCausland’s immediate family, and 3,379 shares are held by a charitable foundation of which Mr. McCausland is an officer and director.

(4)	Investment and/or voting power with respect to 10,205,558 of such shares are shared with, or under the control of, Mrs. McCausland’s spouse, Peter McCausland, and other members of Mrs. McCausland’s immediate family, and 3,379 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director.

(5)	Includes 8,000 shares owned by members of Mr. Brown’s immediate family.

(6)	Mr. Ill is a nominee for director.

(7)	Includes the following shares of Common Stock held under Airgas’ 401(k) Plan as of March 31, 2004: Mr. McCausland, 40,611 shares; Mr. Millay, 880 shares; Mr. Schulte, 1,562 shares; and all executive officers as a group, 58,824 shares.

(8)	T. Rowe Price Associates, Inc. filed a Schedule 13G dated February 13, 2004, upon which the Company has relied in making this disclosure. T. Rowe Price Associates, Inc. has sole voting power as to 1,110,900 shares, and sole dispositive power as to 4,841,800 shares.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended March 31, 2004 with the Company’s management and with the independent registered public accounting firm. The Committee reviewed with the independent registered public accounting firm its judgment as to the quality of the Company’s application of U.S. generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

     The Committee discussed with both the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee periodically met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of internal controls and overall quality of the Company’s financial reporting.

     The Committee has discussed with and received written disclosure and a letter from the independent registered public accounting firm as required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” as amended, as to their independence from the Company and its management.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing that the stockholders ratify the appointment of, KPMG LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

Audit Committee
Frank B. Foster, III, Chairman
William O. Albertini
Paula A. Sneed

PROPOSAL TO APPROVE AN AMENDMENT TO THE
1997 DIRECTORS’ STOCK OPTION PLAN
(Proposal 2)

     On May 15, 1997, the Board of Directors adopted, subject to stockholder approval, the 1997 Directors’ Stock Option Plan (the “Plan”). The text of the Plan, as proposed to be amended, is set forth in Appendix B to this Proxy Statement. The following summary is subject to, and qualified in its entirety by reference to, Appendix B.

     The Company relies on stock options as an essential component of the compensation packages necessary for the Company to attract and retain the services of highly qualified persons to serve as members of the Board of Directors. The Company believes that the granting of stock options to its non-employee directors will be beneficial to the Company and its stockholders, as a substantial portion of the compensation of its non-employee directors will be linked to the performance of the Company.

     As of March 31, 2004, 49,500 shares remain available for the future grant of stock options or restricted stock under the Plan. If the amendment to the Plan is not approved by the stockholders, the

Company may be unable to continue to provide suitable long-term equity-based incentives to present and future non-employee directors.

Vote Required for Approval

     To be adopted, the amendment to the Plan (Proposal 2) must be approved by a majority of votes cast on the Proposal at the meeting, provided that the total votes cast represent greater than 50% of the shares entitled to vote on the Proposal.

The Board unanimously recommends a vote FOR the adoption of the amendment to the Plan.

Description of the Plan

     Eligibility

     Those persons who are non-employee directors of the Company are eligible to be selected by the Governance and Compensation Committee (the “Committee”) of the Board of Directors. In selecting participants, the Committee may consider the nature of the person’s services and responsibilities, the person’s present and potential contribution to the Company’s success and other factors it deems relevant.

     Types of Grants

     The Plan authorizes (i) the granting of nonqualified stock options (“Options”) to purchase shares of the Company’s Common Stock and (ii) the granting of shares of the Company’s Common Stock subject to conditions of forfeiture (“Restricted Stock Awards”).

     Administration

     The Plan is administered by the Committee which shall consist of at least two non-employee members of the Board of Directors. The Committee in its sole discretion determines the eligible persons to be awarded Options and Restricted Stock Awards, the number of shares subject thereto and the exercise price of Options, subject to certain limitations. In addition, the determinations and the interpretation and construction of any provision of the Plan by the Committee is final, binding and conclusive.

     Common Stock Subject to the Plan

     A total of 500,000 shares of Common Stock (subject to adjustment as discussed below) currently are reserved for issuance upon exercise of Options and Restricted Stock Awards granted under the Plan, provided that the Committee may not issue more than 100,000 shares as Restricted Stock Awards, and that Restricted Stock Awards under the Plan and the 1997 Stock Option Plan in any calendar year may not exceed, in the aggregate, 0.5% of the shares of Common Stock issued and outstanding on any date of grant.

     If the amendment to the Plan is approved by the stockholders, a total of 800,000 shares of Common Stock (subject to adjustment as discussed below) will be reserved for sale upon exercise of Options and Restricted Stock Awards under the Plan.

     Granting of Options

     The Committee will grant Options and Restricted Stock Awards from time to time in its discretion. No determination has been made as to the number of Options that in the future may be allocated to the non-employee directors as a group, as a result of the adoption of the Plan.

     Exercise Price of Options

     Options may not be granted with an exercise price per share that is less than the closing price of a share of Common Stock at the date of grant.

     Payment of Exercise Price

     The exercise price of an Option may be paid in cash, by certified check, by the delivery of already owned Common Stock having a fair market value equal to the exercise price, by the use of the cashless exercise features of the Plan, or by such other mode of payment as the Committee may approve, provided, however, that if the optionee acquired such stock directly or indirectly from the Company, he shall have owned such stock to be surrendered for six months prior to tendering such stock for the exercise of an Option. The Committee may impose such limitations and prohibitions on the use of shares of Common Stock to pay the exercise price as it deems appropriate.

     Transferability of Options

     The Committee may grant Options that are transferable, without consideration, to immediate family members.

     Exercisability of Options

     Unless the Committee provides otherwise, and subject to stockholder approval, Options are exercisable in full on the date of grant. The Plan provides that upon the occurrence of certain changes in control, mergers or sales of substantially all of the assets of the Company, each Option that is not exercisable shall immediately become exercisable in full.

     Expiration of Options

     The expiration date of an Option is determined by the Committee at the time of the grant, but, unless otherwise provided by the Committee, Options will not be exercisable after the expiration of 10 years from the date of grant of the Option. Options generally terminate one year after termination of service due to death. Options terminate immediately if the Committee finds that the optionee has engaged in certain dishonest acts, has disclosed trade secrets or confidential information or has engaged in competition with the Company.

     As described below, an Option that is not exercisable in full becomes exercisable in full upon the occurrence of certain corporate transactions.

     Restricted Stock Awards

     A Restricted Stock Award is an award of Common Stock that vests at such time and in such installments as may be determined by the Committee, and until it vests, is subject to restrictions on transferability and to the possibility of forfeiture. In addition, each grant of Restricted Stock Awards will be subject to such other restrictions as are set by the Committee. If the Committee finds that the participant has engaged in certain dishonest acts, has disclosed trade secrets or confidential information or has engaged in competition with the Company, the nonvested shares will be forfeited, and all shares become nonforfeitable if a change in control occurs.

     Adjustments

     The Plan provides for adjustments to the number of shares under which Options may be granted, to the number of shares subject to outstanding Options and to the exercise price of such outstanding Options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of the Company’s Common Stock.

     Certain Corporate Transactions

     All outstanding Options that are not exercisable automatically become immediately exercisable upon a change in control, as defined in the Plan. In general, a change in control is deemed to have occurred when (1) a change in the majority of the Board of Directors occurs during any two-year period without the approval of a majority of directors in office at the beginning of such period, (2) any person or group, other than the Company, an affiliate, or an employee benefit plan, becomes the beneficial owner of securities representing more than 20% of combined voting power of Company’s outstanding securities, or (3) the stockholders approve a merger or other disposition of all or substantially all of the Company’s assets, if the Company’s stockholders immediately before the transaction own, immediately after such transaction, equity securities possessing less than 50% of the voting power of the surviving or acquiring corporation.

     Amendments; Term of Plan

     The Board may amend the Plan at any time subject to stockholder approval in certain instances. The Board may not amend the Plan without stockholder approval to increase the number of shares of Common Stock as to which Options or Restricted Stock Awards may be granted. No Options or Restricted Stock Awards may be granted under the Plan after May 15, 2007.

Federal Income Tax Consequences

     Grants of Options

     Under current tax laws, the grant of an Option will not be a taxable event to the recipient optionee and the Company will not be entitled to a deduction with respect to such grant.

     Exercise of Nonqualified Options and Subsequent Sale of Stock

     Upon the exercise of an Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the Company’s Common Stock received over the exercise price. The taxable income recognized upon exercise of an Option will be treated as ordinary income and the Company will be entitled to deduct as compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When shares of the Common Stock received upon the exercise of an Option subsequently are sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

     Restricted Stock Awards

     The recipient of a Restricted Stock Award recognizes no income and the Company can take no deduction for federal income tax purposes when a Restricted Stock Award is granted, unless the recipient makes an election to recognize income on the date of grant. On the date of vesting of shares subject to a Restricted Stock Award (or if a participant so elects, on the date of grant), a participant will realize ordinary income in an amount equal to the fair market value of the shares on that date and the Company will be entitled to a deduction in the same amount. If a participant who elects to recognize income on the date of grant subsequently forfeits shares subject to the participant’s Restricted Stock Award, the participant will not be entitled to either a deduction for the amount previously recognized as income with respect to the forfeited shares or refund of any taxes paid thereon.

Plan Benefits to Non-Employee Directors

     As of the date hereof, there were eight non-employee directors who were eligible to receive Options and Restricted Stock Awards under the Plan. The grant of Options and Restricted Stock Awards under the Plan is subject to the discretion of the Committee. As of the date of this Proxy Statement, there has been no determination by the Committee with respect to future awards under the Plan. Accordingly, future awards are not determinable at this time. During fiscal year 2004, each of the non-employee directors received grants of options to acquire 7,500 shares of the Company’s Common Stock at an exercise price of $18.98 per share. No Restricted Stock Awards were granted during fiscal year 2004.

Stock Price Information

     The closing price of the Company’s Common Stock on the New York Stock Exchange on June 21, 2004 was $23.76.

PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

     The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2005. The Board of Directors has proposed that the stockholders ratify the appointment of KPMG LLP. This firm audited the Company’s financial statements for the fiscal year ended March 31, 2004. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

     The following table shows the fees that the Company paid to the independent registered public accounting firm for services provided to the Company during the 2004 and 2003 fiscal years:

	2004	2003
Audit Fees	$785,000	$620,000
Audit-Related Fees	$175,000	$25,000
Tax Fees	$85,000	$77,000
All Other Fees	$10,000	$—

•	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s quarterly report on Forms 10-Q.

•	Audit-Related Fees consist of services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The services for the fees disclosed under this category for the 2004 and 2003 fiscal years include employee benefit plan audits. These 2004 fiscal year fees also include work performed relating to the issuance of senior subordinated debt and the adoption of FASB Financial Interpretation No. 46.

•	Tax Fees consist of professional services rendered by the independent registered public accounting firm for tax compliance, tax return review and tax advice.

•	All Other Fees for the 2004 fiscal year for services rendered by the independent registered public accounting firm primarily consist of due diligence and analysis work related to the pending acquisition by the Company of the majority of the U.S. packaged gas business of The BOC Group, Inc.

     The Audit Committee considered whether the services provided above are compatible with maintaining the independent auditor’s independence.

Pre-Approval of Audit and Non-Audit Services

     Under the Audit Committee’s audit and non-audit services pre-approval policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

     Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee is asked to pre-approve the engagement of the accounting firm, and the projected fees for audit services and audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements). The fee amounts approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year.

     In addition, pursuant to its policy, the Audit Committee has pre-approved certain categories of non-audit services to be performed by the independent registered public accounting firm and an aggregate maximum amount of fees to be paid for such services. The Audit Committee receives updates from management and reviews these services at each of its quarterly meetings. Additional pre-approval is required for any of these services if the fees exceed the originally pre-approved aggregate amount annually. If the Company desires to engage the independent registered public accounting firm for other services that are not within the pre-approved categories, the Audit Committee must approve such specific engagement as well as the projected fees.

     In the 2004 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

     The Board of Directors recommends that you vote FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR

NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

     Under the rules of the Securities and Exchange Commission, if a stockholder wants to submit a proposal for inclusion in the Proxy Statement and presentation at the 2005 Annual Meeting, the proposal must be received by the Company, attention: Mr. Dean A. Bertolino, Secretary, at the principal offices of the Company, by February 27, 2005.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

     For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2005 Annual Meeting, the Company’s By-Laws require, and the Securities and Exchange Commission rules permit, that the proposal be received at the Company’s principal executive offices not earlier than April 6, 2005 and not later than May 6, 2005. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 4, 2005 the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. The By-Laws also provide that the notice must contain certain information regarding the proposal and the nomination.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

     No director of Airgas, Inc. (the “Company”) will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other rules, interpretations and considerations of the New York Stock Exchange (“NYSE”), or any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. The Board has established the following standards, based upon those set forth in the NYSE Listing Standards, to assist it in determining director independence. These standards shall be interpreted in accordance with interpretations of the NYSE Listing Standards.

     A director will not be independent if within the preceding three years:

•	the director was employed by the Company;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

•	the director was affiliated with or employed by the Company’s independent auditor;

•	an immediate family member of the director was affiliated with or employed by the Company’s independent auditor in a professional capacity; or

•	an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

     None of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be immaterial relationships with the Company:

•	a director is an executive officer or an employee, or a director’s immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•	a director or a director’s immediate family member is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company for which the director serves as an executive officer; or

•	a director or a director’s immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-1

APPENDIX B

AIRGAS, INC.

1997 DIRECTORS’ STOCK OPTION PLAN

(AS AMENDED THROUGH MAY 25, 2004)

     1. Purpose. AIRGAS, INC. (the “Company”) hereby adopts the Airgas, Inc. 1997 Directors’ Stock Option Plan effective May 15, 1997 (the “Plan”) as an additional incentive to non-employee members of the Company’s Board of Directors to commence or continue service and to devote themselves to the Company’s success by providing them with an opportunity to acquire or increase their proprietary interest in the Company through receipt of (a) rights (the “Options”) to purchase the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) or (b) Common Stock subject to conditions of forfeiture (the “Restricted Stock Awards”).

     2. Administration.

         (a) Committee. The Plan shall be administered by the Governance and Compensation Committee designated by the Company’s Board of Directors (the “Committee”) which shall consist of at least two persons, each of whom is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Non-Employee Director”). If any Committee member does not qualify as a Non-Employee Director, then such member shall not participate in any way with respect to Committee action under the Plan and shall not be treated as a member of the Committee for purposes of the Plan.

         (b) Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the directors who are members of the Committee and present at a meeting at which there is a quorum, or acts approved in writing by the unanimous consent of the directors who are members of the Committee (not counting any director who is an employee for either purpose) shall be the valid acts of the Committee.

         (c) Grants. The Committee shall from time to time at its discretion direct the Company to grant Options or Restricted Stock Awards pursuant to the terms of the Plan. Subject to the express provisions of the Plan, the Committee shall have plenary authority to determine the persons to whom and the times at which Options or Restricted Stock Awards shall be granted, the number of shares of Common Stock to be granted under an Option or Restricted Stock Award and the price and other terms and conditions thereof. In making such determinations the Committee may take into account the nature of the person’s services and responsibilities, the person’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The Committee’s interpretation of any provision of the Plan or of any Option or Restricted Stock Award granted under it shall be final, binding and conclusive.

         (d) Exculpation. Each Committee member shall be acting in the capacity of a director of the Company for the purpose of Article VI of the Company’s Certificate of Incorporation in connection with the administration of the Plan or the granting of Options or Restricted Stock Awards under the Plan.

         (e) Indemnification. Each Committee member shall be entitled to indemnification by the Company in accordance with the provisions and limitations of Article VII of the Company’s Bylaws, as the same may be amended from time to time, in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Restricted Stock Awards under the Plan in which he may be involved by reason of his being or having been a Committee member, whether or not he continues to be a Committee member at the time of the action, suit or proceeding.

     3. Eligibility. Each member of the Company’s Board of Directors who is not an employee of the Company or an entity of which the Company owns, directly or indirectly, at least 50% of the value or voting rights of the outstanding equity securities shall be eligible to participate (the “Participants”). The Committee, in its sole discretion, shall determine whether an individual qualifies as a Participant. A Participant may receive more than one Option or Restricted Stock Award, but only on the terms and subject to the restrictions of the Plan.

     4. Available Shares. The aggregate maximum number of shares of the Common Stock for which the Committee may issue Options or Restricted Stock Awards under the Plan is 800,000 shares, adjusted as provided in Section 9 (the “Plan Shares” or “Shares”); provided, however, the Committee may not issue more than 100,000 Shares as Restricted Stock Awards in the aggregate, and Restricted Stock Awards under this Plan and the Company’s 1997 Stock Option Plan in any calendar year may not exceed 0.5% of the shares of Common Stock issued and outstanding on any date of grant. Plan Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the Company’s treasury. If any outstanding Option or Restricted Stock Award granted under the Plan expires, lapses or is terminated for any reason, the Plan Shares allocable to the unexercised portion of such Option or forfeited portion of such Restricted Stock Award may again be the subject of grant pursuant to the Plan.

     5. Term of Plan. The Plan is effective as of May 15, 1997, the date on which it was adopted by the Company’s Board of Directors. No Option or Restricted Stock Award granted under the Plan shall be exercisable or nonforfeitable unless the Plan is approved by vote of a majority of the outstanding voting stock of the Company on or before May 15, 1998. No Option or Restricted Stock Award may be granted under the Plan after May 15, 2007.

     6. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by written documents (the “Option Documents”) in such form or forms as the Committee shall from time to time approve. Option Documents shall comply with and be subject to the terms and conditions set forth below and such other terms and conditions which the Committee shall from time to time specify with respect to a particular Option or Options, provided they are not inconsistent with the terms of the Plan. The applicable terms need not be uniform between or among Options.

         (a) Number of Shares. Each Option Document shall state the number of Shares to which it pertains.

         (b) Option Price. Each Option Document shall state the price at which Shares under Option may be purchased (the “Option Price”), which shall be at least 100% of the Common Stock’s closing price on the New York Stock Exchange (or such other exchange as the Committee selects) on the date the Option is granted.

         (c) Exercisability.

               (i) General Rule. Unless the Committee provides otherwise in an Option Document and contingent upon the Plan’s approval under Section 5, each Option granted under the Plan shall be exercisable in full on the date of grant. No Option shall be exercisable after its term expires pursuant to subsection 6(e) or 6(f).

               (ii) Change in Control. If a Change in Control of the Company (as defined below) occurs, then all Options which both were not exercisable and have not terminated as of the date of such “Change in Control” shall as of such date become immediately exercisable except to the extent the Participant waives such accelerated right to exercise. A “Change in Control” shall be deemed to have taken place upon the date when (A) as a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of any asset or other transaction any person or group (as such terms are used in and under Section 13(d) of the Exchange Act) other than the Company, any Affiliate, or any employee benefit plan of the Company or an Affiliate, shall become the beneficial owner (as defined in Rule 13-d under the Exchange Act) directly or indirectly of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities; providing, however, that this provision shall not apply to Peter McCausland (“McCausland”), unless and until McCausland, together with all affiliates and associates, becomes the beneficial owner of 30% or more of the combined voting power of the Company’s then outstanding securities; (B) stockholders approve the consummation of any merger of the Company or any sale or other disposition of all or substantially all of its assets, if the Company’s stockholders immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation; or (C) a change in the majority of the individuals who constitute the Company’s Board of Directors occurs during any period of two years for any reason without the approval of at least a majority of directors in office at the beginning of such period.

         (d) Medium of Payment. A Participant shall pay for Shares under Option (i) in cash, (ii) by certified check payable to the order of the Company, (iii) in shares of the Common Stock held by the Participant for at least six months as of the exercise date, (iv) by a combination of the foregoing, (v) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Shares or of a loan from the broker to the Participant necessary to pay the aggregate exercise price payable for the purchased Shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise or (vi) by such other mode of payment as the Committee may approve. If payment is made in whole or in part in shares of the Common Stock, then the Participant shall deliver to the Company certificates registered in the name of such Participant representing shares of Common Stock owned by such Participant, free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery that is not greater than the Option Price of the Shares with respect to which such Option is to be exercised, accompanied by stock powers duly endorsed in blank by the Participant. Notwithstanding the foregoing, the Committee may impose such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate.

         (e) Termination of Options. Unless the Committee provides otherwise in an Option Document, an Option shall not be exercisable after the first to occur of the following:

               (i) Term Expiration. Expiration of the term specified in the Option Document, which shall not exceed ten years from the date of grant;

               (ii) Death. Expiration of one year from the date the Participant’s service as a member of the Company’s Board of Directors terminates due to death; or

               (iii) Forfeiture. The date on which forfeiture occurs under subsection 6(f).

         (f) Forfeiture. An Option shall terminate immediately upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the

Participant, that the Participant has engaged in any sort of disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his service or has disclosed trade secrets or confidential information of the Company. In such event, in addition to immediate termination of the Option, the Participant, upon a determination by the Committee, shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon the Company’s refund of the Option Price.

         (g) Transfers. Generally, a Participant may not transfer any Option granted under the Plan, except that (i) during his lifetime, a Participant may transfer an Option to a spouse or a lineal ascendant or descendant or a trust for the benefit of such a person or persons or a partnership in which such persons are the only partners, provided the Participant receives no consideration for any such transfer and (ii) at the Participant’s death, a Participant may transfer an Option by will or by the laws of descent and distribution. If a transfer occurs under this subsection, the transferred Option shall remain subject to all Plan provisions. A transferee shall be required to furnish proof satisfactory to the Committee of the transfer to him by gift or by will or laws of descent and distribution.

         (h) Other Provisions. The Option Documents shall contain such other provisions including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

         (i) Amendment. The Committee shall have the right to amend Option Documents issued to a Participant subject to the Participant’s consent.

   7. Method of Option Exercise.

         (a) Notice. No Option shall be deemed to have been exercised prior to the Company’s receipt of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased.

         (b) Securities Laws. Each notice of exercise shall (unless the Shares are covered by a then current registration statement under the Securities Act of 1933, as amended (the “Act”)), contain the Participant’s acknowledgment in form and substance satisfactory to the Company that (i) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Participant has been advised and understands that (A) the Option Shares may not be registered under the Act and may be “restricted securities” within the meaning of Rule 144 under the Act and may be subject to restrictions on transfer and (B) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Participant any exemption from such registration, and (iii) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws. Notwithstanding the foregoing, should the Company be advised by counsel that issuance of Shares should be delayed pending (iv) registration under federal or state securities laws or (v) the receipt of an opinion that an appropriate exemption therefrom is available, the Company may defer exercise of any Option granted hereunder until either such event in (iv) or (v) has occurred.

         (c) Brokerage Account. Each notice of exercise may instruct the Company, in such form as the Committee shall prescribe, to deliver Shares upon Option exercise to any registered broker or dealer which the Company approves in lieu of delivery to the Participant.

   8. Terms and Conditions of Restricted Stock Awards. Restricted Stock Awards made pursuant to the Plan shall be evidenced by written documents (the “Award Documents”) in such form or forms as the Committee shall from time to time approve.

         (a) Number of Shares. Subject to Section 4, each Award Document shall state the number of Shares to which it pertains.

         (b) Restrictions and Limitations. Each grant shall be subject to such restrictions as the Committee may impose. The applicable restrictions may lapse separately or in combination at such time or times, or in such installments, as the Committee may deem appropriate. In addition, the Committee may impose limits on the Participant’s right to vote Shares or receive dividends or distributions on Shares under a Restricted Stock Award until such Shares become nonforfeitable. Each Award Document shall provide that the Participant shall forfeit all forfeitable Shares upon a finding by the Committee that the Participant has engaged in conduct that violates subsection 6(f) and that all forfeitable Shares shall become nonforfeitable upon the occurrence of a Change in Control (as defined in subsection 6(c)(ii)).

         (c) Legend. Any certificate issued in respect of a Restricted Stock Award shall be registered in the Participant’s name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable under the Plan and Award Document to the covered Shares. In addition, until such time as all restrictions applicable to the Shares lapse, the Committee may provide for the certificate to be held in escrow by an escrow agent which the Committee selects and the Company compensates.

         (d) Forfeiture.

               (i) General Rule. If a Participant terminates service during any restriction period under circumstances which result in a forfeiture of Shares covered by the Restricted Stock Award or any event occurs or fails to occur which results in a forfeiture, the restricted Shares shall revert to the Company. Notwithstanding the foregoing, the Committee may waive any restriction applicable to any Restricted Stock Award whenever the Committee determines that such waiver is in the Company’s best interests.

               (ii) Forfeiture for Cause. A Participant shall forfeit all forfeitable Shares covered by a Restricted Stock Award immediately upon a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Participant, that the Participant has engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service or has disclosed trade secrets or confidential information of the Company or an Affiliate or engaged in competition with the Company or an Affiliate.

         (e) Transfers. Generally, a Participant may not transfer, assign, alienate, sell, encumber, or pledge Shares under a Restricted Stock Award until they are nonforfeitable and any purported transfer, assignment, alienation, sale, encumbrance or pledge shall be void and unenforceable. Notwithstanding the foregoing, (i) a Participant may transfer forfeitable Shares under a Restricted Stock Award to a spouse or a lineal ascendant or descendant or a trust for the benefit of such a person or persons or a partnership in which such persons are the only partners, provided the Participant receives no consideration for any such transfer and (ii) at the Participant’s death, a Participant may transfer forfeitable Shares under a Restricted Stock Award by will or by the laws of descent and distribution. If a permitted transfer occurs under this subsection, the transferred Shares shall remain subject to all Plan provisions and all applicable conditions and restrictions under the Award Document. A transferee shall be required to furnish proof satisfactory to the Committee of the transfer to him by gift or by will or laws of descent and distribution.

         (f) Securities Laws. Upon the advice of counsel, the Committee may require a Participant to take or defer any action with respect to Shares covered under a Restricted Stock Award which counsel determines is necessary to comply with federal or state securities laws.

   9. Adjustments on Changes in Common Stock. The aggregate number of shares and class of shares as to which Options or Restricted Stock Awards may be granted hereunder, the number of Shares covered by each outstanding Option and the Option Price thereof and each Restricted Stock Award shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Common Stock upon the conversion of other securities of the Company that are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section and any such determination by the Committee shall be final, binding and conclusive.

   10. Amendment of the Plan. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable or terminate the Plan in full. Nevertheless, the Board of Directors of the Company may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company within twelve months after such action, increase the maximum number of shares of Common Stock as to which Options or Restricted Stock Awards may be granted, except as provided in Section 9 hereof.

   11. Continued Service. The grant of an Option or a Restricted Stock Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company to retain the Participant as a member of the Company’s Board of Directors or in any other capacity.

   12. Withholding of Taxes.

         (a) General Rule. As a condition for the receipt of an Option or Restricted Stock Award, the Participant agrees that the Company (or the Affiliate employing him) may deduct from fees or other amounts payable to him or that he will pay over to the Company any amount necessary to satisfy any federal, state and/or local withholding tax requirements and that the Company shall have the right to take whatever action it deems necessary to protect its interests with respect to tax liabilities resulting from any act or event in connection with the Plan.

         (b) Payment in Shares. The Participant may elect that the Company satisfy any applicable minimum federal, state and/or local withholding tax requirement by retaining Shares the Company would otherwise transfer to him upon his exercise of an Option or satisfaction of all vesting conditions under a Restricted Stock Award which have a fair market value equal to such withholding requirement. Notwithstanding the foregoing, the Committee may impose such limitations and prohibitions on the use of shares of the Common Stock to satisfy withholding tax requirements as it deems appropriate.

   13. Rules of Interpretation. Regardless of the number and gender specifically used, words used in the Plan shall be deemed and construed to include any other number (singular or plural) and any other gender (masculine, feminine or neuter) as the context indicates is appropriate. Section headings are for convenience only; they form no part of the Plan.

AIRGAS, INC.
PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS, August 4, 2004

     The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Dean A. Bertolino and Roger F. Millay, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday August 4, 2004, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, and at all adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting. If the undersigned has the right to give voting instructions on a portion of the shares held by the Airgas, Inc. Employee Benefits Trust, or if the undersigned is a participant in the Airgas, Inc. 401(k) Plan and has a portion of his interest in the plan invested in Airgas Common Stock, the undersigned also instructs the trustee of the respective trust to vote the shares attributable to the undersigned’s interest in the same manner shown on this proxy and in the discretion of the trustee upon such other business as may come before the Meeting, and if no instructions are given, the trustee will vote the shares in the same proportions as the shares for which voting instructions have been received.

     SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR EACH OF THE COMPANY’S PROPOSALS 2 and 3, ALL AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT, AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE COMPANY’S PROPOSALS 1, 2 and 3.

     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.       (Continued, and to be signed, on the other side)

AIRGAS, INC.
c/o PROXY SERVICES
P.O. BOX 9141
FARMINGDALE, N.Y. 11735

The Board of Directors recommends voting FOR Proposals 1, 2 and 3.

1.	Election of Directors	FOR all nominees	WITHHOLD AUTHORITY to vote	*EXCEPTIONS
		listed below☐	for all nominees listed below☐	☐

Nominees: W. Thacher Brown, Peter McCausland and Richard C. III

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.	Approve the amendment to the 1997 Directors’ Stock Option Plan.

	FOR ☐	AGAINST ☐	ABSTAIN	☐

3.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.

	FOR ☐	AGAINST ☐	ABSTAIN	☐

4.	In their discretion, upon such other matters as may properly come before the Meeting.

Change of Address or
			Comments mark here	☐

Note: Please sign exactly as name(s) appears hereon. Executors, administrators, trustees, etc. should give full title as such.

Date:		,	2004

Signature

Signature

Votes must be indicated
(x) in Black or Blue ink

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.